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                           ACORN HILL PARTNERS L.L.C.
                          1301 AVENUE OF THE AMERICAS
                                   38TH FLOOR
                              NEW YORK, NY  10019

                                                                December 2, 1996



                                     $10.75
                HIGHEST TENDER OFFER PRICE TO PURCHASE UNITS OF
                       AETNA REAL ESTATE ASSOCIATES, L.P.

                  OFFER EXTENDED TO FRIDAY, DECEMBER 20, 1996


Dear Unitholders:

                 Acorn Hill Partners L.L.C. has increased its offer to purchase Units of Aetna Real Estate Associates, L.P. (the "Partnership") to $10.75 PER UNIT. This price exceeds the 4.9% tender offer made by First Trust Co., L.P. ("FTC").

         o $10.75 IS THE HIGHEST TENDER OFFER PRICE. OUR OFFER IS HIGHER THAN THE OFFER MADE BY FTC.

         o YOU MAY BE ABLE TO REVOKE YOUR PRIOR TENDER TO FTC, WHICH WAS FOR LESS MONEY. If you have already tendered your Units to FTC but would like to receive more money per Unit pursuant to our Offer, we have enclosed a Notice of Withdrawal so that you may be able to withdraw your prior acceptance of FTC's offer.

         o LIQUIDITY NOW, NO COMMISSIONS AND NO TRANSFER FEES. NO MORE K-1 REPORTING COSTS. Our Offer provides you with cash now! If you sell all of your Units, you will also avoid the expense, delay, and complications in filing complex tax returns which result from an ownership of Units.


                 IF YOU HAVE ALREADY TENDERED YOUR UNITS TO FTC BUT WOULD LIKE TO RECEIVE MORE MONEY PER UNIT PURSUANT TO OUR OFFER, WE HAVE ENCLOSED A NOTICE OF WITHDRAWAL SO THAT YOU MAY BE ABLE TO WITHDRAW YOUR PRIOR ACCEPTANCE OF FTC'S OFFER. In the event you receive any other offers, please contact The Herman Group at (800) 992-6174 before signing any documentation. If you previously tendered your Units to us, you will automatically receive the higher price without taking any further action. If you have not yet tendered your Units to us (or have now sent the Notice of Withdrawal to FTC and would like to tender to us), please mail or fax a completed and executed copy of the enclosed Letter of Transmittal and any documents required by the Letter of Transmittal to The Herman Group using the enclosed pre-addressed, postage paid envelope at the address listed below. If you have any questions or comments, please call The Herman Group at (800) 992-6174.

                             THE HERMAN GROUP, INC.
                      2121 San Jacinto Street, 26th Floor
                              Dallas, Texas 75201
                 Facsimile No. (214) 999-9348 or (214) 999-9323
                      For information call 1-800-992-6174


                                                      ACORN HILL PARTNERS L.L.C.